Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2000 relating to the consolidated financial statements of Novavax, Inc. for the year ended December 31, 1999, which appears in Novavax, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001.

PricewaterhouseCoopers LLP

McLean, Virginia
August 7, 2002